As filed with the United States Securities and Exchange Commission on March 31, 2010
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

BANK OF HAWAII CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	99-0148992
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

130 Merchant Street
Honolulu, Hawaii 96813
(808) 694-8366
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Mark A. Rossi
Vice Chairman and Chief Administrative Officer
Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813
(808) 694-8366
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Steven Kaplan, Esq.
Arnold & Porter LLP
555 Twelfth Street, N.W.
Washington, D.C. 20004
(202) 942-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)		Proposed Maximum Aggregate Offering Price(1)(2)(3)		Amount of Registration Fee (4)
Common Stock, par value $0.01 per share	500,000	(1) (2)	$44.75	(3)	$22,375,000.00	(3)	$1,595.34	(3)

(1)
Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
This Registration Statement on Form S-3 registers 500,000 shares of common stock.  The amount being registered does not include approximately 1,000,000 shares of common stock previously registered in connection with the Plan and as yet unsold under Registration Statement No. 333-64248 on Form S-3. These shares are being carried forward on this Registration Statement pursuant to Rule 429 under the Securities Act. We previously paid a fee of $6,237.50 for the registration of such shares.

(3)
Estimated pursuant to Rule 457(c) solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares registered herein was based on the average of the high and low price per share of the Common Stock on March 24, 2010, as reported by the New York Stock Exchange.

Prospectus

Common Stock
Par Value $.01 per Share
Dividend Reinvestment and Stock Purchase Plan

This prospectus describes Bank of Hawaii Corporation’s Dividend Reinvestment and Stock Purchase Plan (“the Plan”). The Plan provides holders of shares of Bank of Hawaii Corporation common stock with a simple, cost effective and convenient method of investing in our common stock.

The Plan allows you to:

•	Reinvest all or part of your common stock cash dividends in additional shares of our common stock; and

•	Purchase additional shares of our common stock by making optional cash payments.

You will not have to pay any commissions for reinvesting dividends or purchasing additional shares of common stock through optional cash purchases under the Plan because you will purchase your common stock directly from BOHC. There are, however, commissions and service charges for using other Plan services, including if you sell shares from the Plan.

If you currently participate in the Plan, you will remain enrolled in the Plan and you do not have to do anything unless you want to end your participation, change your elections or change your direct debit amounts for optional payments. If you are not a participant in the Plan but are eligible to join, you may become one by completing an authorization form and returning it to Computershare Investor Services, LLC, which administers the Plan. You may request those forms by calling 1-888-660-5443. Shareholders who do not wish to participate in the Plan and reinvest dividends will continue to receive cash dividends, as declared, in the usual manner.

This prospectus covers 500,000 shares of our common stock that are registered for sale under the Plan. You should keep this prospectus for future reference.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “BOH”. On March 24, 2010, the closing price per share of our common stock on the NYSE was $44.75.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities will be our equity securities and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This prospectus is dated March 30, 2010.

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About This Prospectus

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, commonly known as the SEC, relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. You may read the registration statement at the SEC web site or at the SEC offices mentioned under the heading “Where You May Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “BOHC,” “we,” “us,” “our,” or similar references mean Bank of Hawaii Corporation and its subsidiaries.

Bank of Hawaii Corporation

BOHC is a Delaware corporation and a bank holding company. We were incorporated in Hawaii in 1971. We changed our state of incorporation to Delaware in 1998.

BOHC’s principal subsidiary, Bank of Hawaii (the “Bank”), was organized under the laws of Hawaii on December 17, 1897 and has its headquarters in Honolulu, Hawaii. Its deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a member of the Federal Reserve System.

Through the Bank and its subsidiaries, BOHC provides a range of financial services and products primarily in Hawaii and the Pacific Islands (Guam and nearby islands and American Samoa).  The Bank’s subsidiaries are engaged in equipment leasing, securities brokerage and investment services, among other activities.

BOHC is a separate and distinct legal entity from our subsidiaries. Dividends received from our subsidiaries are our principal source of funds to pay dividends on our common stock and debt service on our debt. Various Federal and state statutes and regulations limit the amount that our banking and other subsidiaries may pay to us without regulatory approval.

Our principal executive offices are located at 130 Merchant Street, Honolulu, Hawaii 96813, telephone (808) 694-8239.

Description of the Plan

The following is a question and answer explanation of the provisions of the Plan, as in effect on the date of this prospectus. If you do not participate in the Plan, you will continue to receive cash dividends, as declared, by check or direct deposit.

1. What is the purpose of the Plan?

The primary purpose of the Plan is to provide existing shareholders with a simple and convenient method of investing cash dividends and making optional payments to purchase additional shares of our common stock without paying any brokerage commissions or service charges.

Because shares that you acquire under the Plan will be purchased directly from us, we will use the proceeds for general corporate purposes.

2. What are the advantages of the Plan?

If you participate in the Plan, you may:

•	Automatically reinvest cash dividends on all or part of your shares of common stock in additional shares of common stock;

•	Invest additional cash, ranging from a minimum of $25 per payment up to an aggregate of $5,000 per calendar quarter, in additional shares of common stock;

•	Avoid brokerage commissions and service charges in connection with purchases under the Plan;

•	Reinvest the full amount of all dividends and any optional payments, since you may hold fractional share interests under the Plan; and

•	Avoid certain safekeeping and record-keeping requirements and costs through the free custodial service and reporting provisions of the Plan.

3. What are some possible disadvantages of the Plan?

•	If you make an optional payment but later change your mind and want it returned to you, we will do so only if we receive your request by the business day before the applicable investment date.

•	You may be taxed on the fair market value of shares received from the reinvestment of cash dividends on your shares of common stock, but will not receive the cash that is reinvested.

•	We will not pay interest on optional payments while we hold them pending investment.

•	If you send in an optional payment, the price of our common stock may go up or down before the applicable investment date.

4. What are some important dates to remember about the Plan?

•	In order for a particular dividend to be reinvested under the Plan, we must receive your authorization form at least ten business days before the record date for that dividend.

•	If you want to make an optional payment under the Plan, we must receive your payment and optional payment form on or before the last day of the preceding calendar month.

•
The price for shares of common stock that you purchase under the Plan will be determined based on the average closing price of our common stock on the NYSE for the five trading days ending on the applicable investment date.

•
In months in which a dividend is paid, the investment date will be the dividend payment date. In months in which a dividend is not paid, the investment date will be the tenth business day of the month.

•
The administrator must receive your optional payment between the tenth business day and the last business day of the month. Payments received after this time will be applied to the next purchase period.

5. Who administers the Plan?

The Plan administrator, transfer agent and dividend disbursement agent is Computershare Investor Services, LLC. The contact information for Computershare Investor Services, LLC is as follows:

Applications and Sales Requests:

First Class, Registered & Certified Mail	Overnight Courier
Computershare Investor Services, LLC	Computershare Investor Services, LLC
P.O. Box 43078	250 Royall Street
Providence, RI 02940-3078	Canton, MA 02021

Optional Cash Purchases:

Computershare Investor Services, LLC
P.O. Box 6006
Carol Stream, IL 60197-6006

Toll-free number 1-888-660-5443, 7 a.m. - 5 p.m., Central Time, Monday through Friday Outside U.S. (312) 360-5184 7 a.m. - 5 p.m., Central Time, Monday through Friday Website: www.computershare.com, access Investor Centre.

Any optional cash payment should be made payable to “Computershare.” For additional information about optional cash payments, see Questions 15-17.

6. Who is eligible to participate in the Plan?

All record holders of our common stock are eligible to participate in the Plan. To facilitate participation in the Plan by beneficial owners of BOHC common stock whose shares are held in the name of a nominee, the Plan administrator may accept dividend reinvestment instructions from such nominees within a reasonable period after the record date established for payment of a particular dividend, generally not to exceed five business days.

All of the other provisions of the Plan apply to nominees. Optional cash payments with respect to all shares of any record owner may not exceed $5,000 per quarter. To avoid such limitation with respect to a nominee, beneficial owners may elect to have their shares transferred into their own name(s). In addition, optional cash payments made by a nominee must be received by the Plan administrator within the period described in question 15.

7. How do I join the Plan?

If you already are the record owner of shares of our common stock, you may join the Plan by obtaining, completing and signing an authorization form and returning it to the administrator. If you already own shares of common stock, and your shares are held in a name other than yours (for example, in “street” name, or the name of a bank, custodian or other nominee), you must either first transfer record ownership of your shares into your own name, or your nominee must elect to participate on your behalf.

You may obtain blank authorization forms from, and send completed forms to, Computershare Investor Services, LLC as detailed in question 5. You also may obtain authorization forms by calling Computershare’s  toll free number at 1-888-660-5443 or logging on to Computershare’s Investor Centre at www.computershare.com.

8. When may I join the Plan?

If you already are the record owner of shares of our common stock, you may join the Plan at any time. If we receive your authorization form at least ten business days before the record date for a particular dividend, we will begin reinvesting your dividends with that dividend. In the past, quarterly dividend record dates usually have occurred during the last week of February, May, August and November, and the corresponding dividend payment dates usually have occurred on the tenth business day of March, June, September and December.

 9. What options are available to me when I join the Plan?

You may elect the following investment options when you join the Plan:

•	Full Dividend Reinvestment. This option allows you to reinvest dividends on all shares of common stock you own. You also may make optional payments.

•
Partial Dividend Reinvestment. This option allows you to reinvest dividends on only some of the shares of common stock you own, but continue to receive cash dividends on the rest of your shares. You also may make optional payments.

•	Optional Payments Only. Under this option, you may make optional payments only. You will continue to receive cash dividends on your shares of common stock that are not enrolled in the Plan.

If your authorization form does not specify an investment option, we will select full dividend reinvestment as your investment option.

Any shares that you acquire through optional purchase will be automatically enrolled in the Plan, so dividends on those shares will be automatically reinvested.

If you do not elect full dividend reinvestment, you may have us directly deposit your cash dividends into your checking or savings account by completing and returning a direct deposit authorization to the administrator.

You may change your investment option at any time by signing a new authorization form and returning it to the administrator. However, if you change your option with respect to reinvestment of dividends, your new election will be effective for a particular dividend only if we receive it ten business days preceding the record date for that dividend.

10. What fees will I incur in connection with the Plan?

For purchases, you will not have to pay any commissions because you will purchase your common stock directly from BOHC. We will pay all fees and costs of administering the Plan. You will pay (i) brokerage commissions and certain fees if you elect to have the administrator sell shares on your behalf, and (ii) certain service charges associated with other Plan services. A summary of these charges is set forth in the attached Fee Schedule.

11. Where do you get the common stock that participants purchase under the Plan?

BOHC common stock is purchased directly from BOHC out of authorized but unissued or treasury shares.

12. When will shares of common stock be purchased?

All purchases of common stock under the Plan, whether through dividend reinvestment or optional payment, will be made once a month on the investment date. In months in which we pay a cash dividend, the investment date will be the same as the dividend payment date. In other months, the investment date will be the tenth business day of the month.

13. At what price will shares of common stock be purchased?

The purchase price per share of common stock will be the market price, which for Plan purposes we will determine by averaging the closing price of our common stock on the NYSE for the five trading days ending on the investment date. However, if for any reason there is no trading in common stock during any of those days, we will determine the market price based on whatever market quotations we deem appropriate. We will never sell you shares at less than their par value, which is $.01 per share.

14. How many shares of common stock will be purchased for me?

This depends on the amount of your reinvested dividend or optional payment, and the market price of our common stock. Your account will be credited with the number of shares, including fractional share interests computed to six decimal places, equal to the total amount to be invested, divided by the applicable purchase price per share. (See answer to question 13 above.)

15. When may I make an optional payment?

Once you have joined the Plan, you may make optional payments in any month. The administrator must receive your optional payment between the tenth business day and the last business day of the month. Payments received after this time will be applied to the next purchase period. Interest is not paid on funds received from you prior to investment.

16. How do I make an optional payment?

Your optional payments in any calendar quarter may not exceed $5,000. For this purpose, we deem the payment to have been made on the date it was invested. You may vary the amount of each optional payment within these limits. You are not obligated to make any optional payments. We reserve the right in our sole discretion to determine whether optional payments are made on your behalf.

You may purchase additional stock for your account in three ways: by regular monthly electronic deductions, by one-time online bank debit and by check.

•	You may authorize automatic monthly deductions from your bank account by completing and returning an authorization form or you may submit a request online at www.computershare.com.

•	You may authorize a one-time online bank debit from your U.S. bank account by going to www.computershare.com.

•	You may make optional cash investments by sending a check (in U.S. dollars) made out to “Computershare” along with a completed contribution form, which can be found attached to your statement.

In the event that any participant’s check for a cash contribution is returned unpaid for any reason, or an authorized electronic funds transfer cannot be effected, the administrator will consider the request for investment of such funds null and void. The administrator will immediately remove from the participant’s account those shares, if any, purchased upon the prior credit of such funds. The administrator will then be entitled to sell shares to satisfy any uncollected amounts, plus any applicable fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the administrator will be entitled to sell such additional shares from the participant’s account as may be necessary to satisfy the uncollected balance.

17. What other rules apply to optional payments?

If you make an optional payment and later want it returned to you, we must receive your request by the business day before the applicable investment date.

We will not pay interest on your optional payments while we hold them pending investment in common stock. Your check must clear before your funds will be available for a purchase under the Plan. Checks drawn on foreign banks are subject to collection fees and exchange rates on the date of negotiation. If you have sent in an initial stock purchase or optional payment, you may cancel by writing to: Computershare Investor Services, LLC, as detailed in question 5. We must receive your written cancellation instructions by the business day preceding the investment date.

18. What reports will you send to me?

We will send you a statement of account at least once each quarter showing amounts invested, purchase prices, shares purchased, and other information for the year to date. Each year, the fourth quarter statement with summary will reflect year-to-date information, which you should retain for your records. We also will send you a Form 1099 for income tax purposes.

We will send you copies of the same communications sent to all shareholders, including our Form 10-K and the Notice of Annual Meeting and Proxy Statement.

We will send you all notices and reports to your last address of record with the administrator. Therefore, in the event of a change of address, you should promptly notify the administrator by writing to Computershare Investor Services, LLC, as detailed in question 5.

19. Will I receive dividends on shares held in my account?

Yes. We will pay cash dividends on all shares of common stock held in your account on the basis of the number of full shares and fractional share interests you hold on the relevant record date. Your dividends will be automatically reinvested to purchase additional shares of common stock, which will be credited to your account.

20. Will I receive a certificate for shares held in my account?

The shares you hold in your account will be registered in the name of the administrator or its nominee, and the number of shares credited to your account under the Plan will be shown on your quarterly statement. This protects against loss, theft, or destruction of stock certificates. Therefore, we will not issue you certificates for the shares held in your account unless you terminate your participation in the Plan or withdraw all or some of the shares from your account.

21. How may I withdraw shares from my account?

You may withdraw some or all of the shares from your account by completing the withdrawal form attached to your dividend reinvestment statement or requesting the administrator to do so, in writing. You should send those forms and requests to: Computershare Investor Services, LLC, as detailed in question 5. You will receive certificates for whole shares withdrawn, unless you request cash instead of share certificates. For further information on requesting cash instead of share certificates, see question 23, “Can I receive cash instead of share certificates when I withdraw shares or terminate my participation?” We will not issue a certificate for any fraction of a share; instead, we will pay you cash for any fraction of a share, based on the then-current market price. When you withdraw shares from your account and we issue you a certificate, those shares will continue to participate in the Plan in accordance with your elections unless you direct otherwise. In no case will a certificate representing a fractional share interest be issued.

22. How may I terminate my participation in the Plan?

To terminate your account, you can access your account online at www.computershare.com. Termination requests can also be submitted via telephone or mailed to the administrator together with the transaction form included with your statement.

In the event your notice of termination is received near a record date for an account whose dividends are to be reinvested, the administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is completed. If, after the termination of your participation, less than five shares remain in your account, we have the right, but not the obligation, to issue certificates for such shares and liquidate any fractional share interest.

23. Can I receive cash instead of share certificates when I withdraw shares or terminate my participation?

You may sell all or a portion of the whole shares of stock in your account at any time, upon request. Just visit www.computershare.com/US/register and register as an Investor Centre member. Sales requests can also be submitted via telephone through an automated Interactive Voice Response (IVR) system or mailed to the administrator together with the transaction form included with your statement.

All sale instructions received by the administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading.

If you wish to sell shares you own as certificates, you may deposit the certificates into your account and then sell the shares.

All sale instructions are final when the administrator receives them. Your sale instructions cannot be cancelled or stopped.

Sales processed on accounts lacking a valid Form W-9 certifying the accuracy of your taxpayer identification number for U.S. holders, or a Form W-8BEN for non-U.S. beneficial owners, will be subject to backup withholding tax at the then effective rate. By furnishing the appropriate form to the administrator before the sale takes place, you will avoid subjecting your sales proceeds to backup withholding tax.

If you prefer to sell your shares through a broker, you may request a certificate to provide to your broker. See question 10 for information regarding fees associated with sales by the administrator.

24. How will the shares in my Plan account be held?

The shares of common stock that you purchase under the Plan will be registered in the name of the administrator or its nominee, and the administrator will keep an individual account for you to record your interest in these shares.

25. Does the Plan provide for safekeeping of shares?

Yes. The Plan automatically provides for safekeeping of shares purchased through the Plan, whether by dividend reinvestment or optional payment, unless and until you withdraw those shares from your account. There is no charge for this service.

You also may at any time deposit with the administrator for safekeeping certificates for other shares of common stock that you hold of record and that participate in the Plan, including shares that you acquired other than through the Plan and shares that you previously withdrew from your Plan account. If you want to use this safekeeping feature, you should send the certificates to the administrator, together with a written request that the shares be held in safekeeping. For better security, we suggest that you send these certificates by registered mail, return receipt requested, and insure them in an amount sufficient to cover the bond premium that would be charged to replace the certificates if they are lost or destroyed.

The administrator will register those shares in its or its nominee’s name and show those shares separately in your Plan account, but, as with other shares in your Plan account, you will remain the beneficial owner of those shares. The administrator currently does not charge any fees in connection with such an account, but may impose a fee (or increase its fee) for this service at any time.

26. May I transfer shares between Plan accounts, or from my Plan account to someone else?

Yes, you may transfer shares from one account in the Plan to another account in the Plan or may direct that shares be issued from your account to another person. You must complete and provide to the administrator any forms that it requires for such a transfer or issuance.

27. What happens if I transfer or sell all of the shares registered in my name?

If you dispose of all shares of common stock registered in your name without terminating your  participation in the Plan, we will continue to reinvest dividends on the shares in your Plan account.

28. What happens if BOHC has a rights offering, stock dividend or stock split?

Any common stock dividend or stock split on our common stock held in your Plan account will be credited to your Plan account. If you have common stock that is not held in your Plan account, we will mail all stock distributable to you as a result of the stock dividend or stock split.

If we make available to shareholders rights or warrants to purchase additional shares of common stock or other securities, we will make them available to you based on the number of shares you own of record, as well as the number of shares you hold in your Plan account (including fractional share interests to the extent practicable) on the relevant record date.

If we have a stock split, stock dividend or other similar transaction, the number of shares of common stock covered by this prospectus will also be increased accordingly.

29. How will my shares be voted at a shareholders’ meeting?

Our proxy agent will forward all proxy materials to you by electronic means or by mail, including a form of proxy covering all shares you own of record and all shares held in your Plan account. You may vote those shares by proxy, or you may vote them in person at the meeting. If you send in a completed, signed proxy card, but do not give us instructions as to how to vote for a particular matter, all shares in your Plan account will be voted in accordance with the recommendations of BOHC’s management. If you do not return a proxy card or it is not signed, none of your shares will be voted unless you vote in person at the meeting.

30. May I pledge or encumber the shares in my Plan account?

You may not pledge or encumber the shares in your Plan account while they are in that account. If you want to pledge or encumber those shares, you must request that they be withdrawn from your account and obtain a share certificate in your own name.

31. What are the material Federal income tax consequences of participation in the Plan?

In general, you will recognize dividend income on any dividends payable on shares of common stock that you own, whether or not you elect to reinvest the dividends in shares of common stock. If you elect to reinvest the cash dividends on all or part of your shares of common stock in additional shares of common stock, you will be treated for Federal income tax purposes as having received dividend income equal to the fair market value (based on the market price) of the shares of common stock purchased with the reinvested dividends on the dividend payment date. (Refer to question 13 of this prospectus for information regarding how the market price of the shares purchasable under the Plan is determined.) Your tax basis in the shares of common stock purchased with the reinvested dividends will equal the fair market value (based on the market price) of the shares as of the dividend payment date, and your holding period for those shares will begin on the day after the dividend payment date. To the extent that you elect not to have dividends reinvested in shares of common stock, you will recognize dividend income equal to the amount of cash received on the dividend payment date.

Under the Plan, you will not realize any taxable income when you purchase shares of common stock at fair market value (based on the market price) with optional cash payments. Your tax basis in the shares purchased will be equal to the amount you paid for the stock, and your holding period for those shares will begin on the day after the investment date.

You will not realize any taxable income when you receive certificates for whole common shares that you withdraw from your Plan account or any safekeeping account, whether you request those certificates or receive them upon termination of your participation in the Plan or termination of the Plan. However, when you receive a cash payment instead of shares or for a fraction of a share, you will recognize a gain or loss equal to the difference between the amount you receive for the share or fraction of a share, and your tax basis in that share or fraction of a share. You may also recognize a gain or loss when your common stock is sold or exchanged (whether by you after your receipt of the share certificates or pursuant to your request upon termination of your participation in the Plan).

If your dividends are subject to United States income tax withholding (including if you are a foreign stockholder), we will deduct the amount of the tax that is subject to withholding from your dividends before reinvestment in additional shares for your Plan account. Plan statements will confirm purchases made and indicate that tax has been withheld. Pursuant to Internal Revenue Service regulations, the amount of tax to be withheld will be determined by applying the applicable withholding rate to an amount equal to the amount of cash dividends that the participant would have received had the dividends been paid to the participant in cash.

This discussion is intended only as a general discussion of the current Federal income tax consequences of participation in the Plan. We advise you to consult with your own tax advisor as to the Federal, state, local and foreign tax implications of your participation in the Plan, including the effect of any changes in law or regulation after the date of this prospectus.

32. What is the responsibility of BOHC and the administrator?

As part of its responsibilities, the administrator will maintain Plan accounts, enroll new participants, and process shareholder requests via the internet, telephone, or received by mail. The administrator will reinvest dividends, send detailed plan statements to participants after each transaction, provide summary reports for each investment and send Forms 1099 to Plan participants.

Neither BOHC, the administrator, nor any of their representatives, employees, or agents will be liable for acts or omissions undertaken in good faith, including acts occurring before you terminate your participation in the Plan, the prices at which shares are purchased or sold for your account, and when those purchases and sales are made. These provisions do not preclude your exercise of any rights under Federal or state securities laws. All transactions in connection with the Plan shall be governed by the laws of the State of Delaware.

33. May the Plan be changed or terminated?

We reserve the right to suspend, modify, or terminate the Plan at any time. In addition, we may adopt rules and procedures for the administration of the Plan, interpret the provisions of the Plan and make any necessary determinations relating to the Plan. Any such rules, procedures, interpretations and determinations shall be final and binding. We will notify you of any suspension, termination, or material modification of the Plan. If we terminate the Plan, we will issue you certificates for whole shares credited to your Plan account and any safekeeping account, and pay you in cash for any fraction of a share interest in your Plan account.

34. Are there any special restrictions on the sale or transfer of shares of common stock purchased under the Plan?

Participants who are considered “affiliates” of BOHC, which include BOHC directors and certain senior executive officers, may only sell their shares of common stock acquired under the Plan in compliance with the resale provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Furthermore, Participants may not sell shares of common stock if they are aware of material nonpublic information concerning BOHC or its securities.

In addition, if you are a director, officer of employee of BOHC or one of its subsidiaries, you are urged to review the BOHC Code of Business Conduct and Ethics and the BOHC Securities Trading Policy, which stipulate certain restrictions on your ability to make, and the timing of, your sales of BOHC common stock.

35. Does participation in the Plan entail any risks?

Yes. There are risks and uncertainties involved with an investment in shares of our common stock. Participation in the Plan involves the purchase of shares of BOHC common stock. In purchasing stock, you take a certain risk with your money. Stock prices may fall or rise depending on financial and other developments at BOHC, as well as circumstances in the broad stock market. General economic conditions and political events can also influence stock prices. BOHC cannot provide any assurance that shares purchased under the Plan will, at any particular time, be worth as much as or more than their purchase price. In other words, there is a risk that if you sell the shares of common stock, you will receive less than what was paid for the shares. Please refer to the section entitled “Risk Factors” in Part I of our Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent periodic and current reports, filed with the SEC and incorporated by reference into this prospectus for a discussion of the factors that you should consider in connection with an investment in shares of our common stock.

Use of Proceeds

The net proceeds from the sale of the shares of common stock offered under the Plan will be used for general corporate purposes of BOHC, which may include the reduction of indebtedness, investments at the holding company level, investments in, or extensions of credit to, our banking and nonbanking subsidiaries and other banks and companies engaged in other financial service activities, the purchase of our outstanding equity securities, and possible acquisitions. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and the availability of other funds. Based upon our past and anticipated growth, we may engage in additional financings of a character and amount to be determined as the need arises.

Legal Matters

Arnold & Porter LLP has passed on the validity of the common stock to be offered hereunder.

Experts

The consolidated financial statements of Bank of Hawaii Corporation incorporated by reference in Bank of Hawaii Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of Bank of Hawaii Corporation’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein, and incorporated herein by reference.  Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Forward Looking Statements

This prospectus contains or incorporates forward-looking statements concerning, among other things, the economic and business environment in our service area and elsewhere, credit quality, and other financial and business matters in future periods.  Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions are intended to identify forward-looking statements but are not exclusive means of identifying such statements.  Our forward-looking statements are based on numerous assumptions, any of which could prove to be inaccurate and actual results may differ materially from those projected because of a variety of risks and uncertainties, including, but not limited to: 1) general economic conditions either nationally, internationally, or locally may be different than expected; 2) unanticipated changes in the securities markets, public debt markets, and other capital markets in the U.S. and globally; 3) the effect of the increase in government intervention in the U.S. financial system; 4) competitive pressure among financial services and products; 5) the impact of legislation and changes in the regulatory environment; 6) changes in fiscal and monetary policies of the markets in which we operate; 7) actual or alleged conduct which could harm our reputation; 8) changes in accounting standards; 9) changes in tax laws or regulations or the interpretation of such laws and regulations; 10) changes in our credit quality or risk profile that may increase or decrease the required level of our reserve for credit losses; 11) changes in market interest rates that may affect credit markets and our ability to maintain our net interest margin; 12) unpredicted costs and other consequences of legal or regulatory matters involving the Company; 13) resumption of common stock repurchases; and 14) geopolitical risk, military or terrorist activity, natural disasters, or adverse weather, public health, and other conditions impacting us and our customers’ operations. For a detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements, please refer to the section entitled “Risk Factors” in Part I of our Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent periodic and current reports, filed with the SEC. We do not undertake an obligation to update forward-looking statements to reflect later events or circumstances.

Where You May Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	BOHC’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	BOHC’s Current Report on Form 8-K filed on January 19, 2010; and

•
The description of BOHC’s Common Stock contained in the Form 8-K filed on May 5, 1998, including any amendment or any report or other filing with the SEC filed subsequent thereto and updating that description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address: Bank of Hawaii Corporation, P.O. Box 2900, Honolulu, Hawaii 96846, Attention: Corporate Secretary Department, telephone (808) 694-8239 or on our website at www.boh.com.

Indemnification

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a Delaware corporation to indemnify its directors, officers, employees and agents against certain liabilities and expenses they may incur in such capacities, and provides that such persons have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of certain types of actions or any claim, issue or matter therein. The indemnification provided by Section 145 is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. BOHC’s bylaws require that BOHC indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of BOHC or is or was serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (including service with respect to employee benefit plans) against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. In addition, BOHC maintains insurance under which its directors, officers and employees and agents are insured against certain liabilities. Also, BOHC’s certificate of incorporation includes provisions that eliminate the personal liability of BOHC’s directors for monetary damages resulting from breaches of their fiduciary duty of care, except in any case where such elimination is not permitted by the DGCL then in effect. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling BOHC pursuant to the foregoing provisions, BOHC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FEE SCHEDULE

This Fee Schedule sets forth the current maximum rates of the fees and charges that will be incurred by you if you are provided the services under the Plan specified in this Fee Schedule. These maximum rates are subject to change by BOHC and the administrator.

Dividend Reinvestment and Stock Purchase Plan Sales	.$15.00 each sale plus $.03 per share sold;

An additional $10.00 service fee will be charged if the assistance of a registered broker is required when selling shares.

Copies of Account Statements or 1099s for prior years	$10 for each year requested (no charge for current tax year requests)

Return Check Fee	$25.00 each

ACH Reject Fee	$25.00 each

See also www.computershare.com under Investor Centre for the current prevailing fees, including fees that may apply to other shareholder services.

PART II

Information Not Required in This Prospectus

ITEM 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses in connection with the issuance and distribution of the common stock being registered. All amounts are estimated except the SEC registration fee.

SEC registration fee	$	●
Accounting fees and expenses	$	●
Legal fees and expenses	$	●
Printing expenses	$	●
Miscellaneous	$	●

Total	$	●

ITEM 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a Delaware corporation to indemnify its directors, officers, employees and agents against certain liabilities and expenses they may incur in such capacities, and provides that such persons have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of certain types of actions or any claim, issue or matter therein. The indemnification provided by Section 145 is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

Article VI of the registrant’s bylaws require that the registrant indemnify and hold harmless, to the fullest extent permitted by applicable law (including circumstances in which indemnification is otherwise discretionary), any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant or is or was serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (including service with respect to employee benefit plans) against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. In addition, the registrant maintains insurance under which its directors, officers and employees and agents are insured against certain liabilities.

Also, the registrant’s Certificate of Incorporation includes provisions which eliminate the personal liability of registrant’s directors for monetary damages resulting from breaches of their fiduciary duty of care, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Sections 174 of the DGCL (concerning the willful or negligent violation of statutory provisions precluding payment of certain dividends and certain stock purchases or redemptions) or for any other transactions from which the director derived an improper personal benefit.

ITEM 16. Exhibits.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

ITEM 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on March 30, 2010.

BANK OF HAWAII CORPORATION

Date: March 30, 2010	By:	/s/ Mark A. Rossi
Mark A. Rossi,
Vice Chairman and Chief Administrative Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 30, 2010.

Signature	Title

* Allan R. Landon	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

* Kent T. Lucien	Vice Chairman, Chief Financial Officer and Director (Principal Financial Officer)

* Derek J. Norris	Senior Executive Vice President, Controller and Principal Accounting Officer (Principal Accounting Officer)

* S. Haunani Apoliona	Director

* Mary G. F. Bitterman	Director

* Mark A. Burak	Director

* Michael J. Chun	Director

* Clinton R. Churchill	Director

* David A. Heenan	Director

* Peter S. Ho	Director

* Robert Huret	Director

* Martin A. Stein	Director

* Donald M. Takaki	Director

* Barbara J. Tanabe	Director

* Robert W. Wo, Jr.	Director

* By:   /s/ Mark A. Rossi

Mark A. Rossi
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Exhibit Title

5.1	Opinion of Arnold & Porter LLP

23.1	Consent of Arnold & Porter LLP (included in Exhibit 5.1).

23.2	Consent of independent registered public accounting firm.

24.1	Power of Attorney (filed herewith).